Page 1 of 3 pages



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549




                                    FORM 8-K


                                 Current Report
                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934



           Date of Report (Date of earliest event reported): May 25, 2005


                               AMBASE CORPORATION
             (Exact name of registrant as specified in its charter)



           Delaware                    1-07265               95-2962743
  (State or other jurisdiction)  (Commission File Number)  (I.R.S. Employer
      of incorporation)                                    Identification No.)



                      100 PUTNAM GREEN, GREENWICH, CT 06830-6027
             (Address of principal executive offices, including zip code)


                                 (203) 532-2000
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]Written communications pursuant to Rule 425 under the Securities
     Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange
      Act (17 CFR 240.14a-12)

[ ]Pre-commencement communication s pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).








Item 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 25, 2005, AmBase Corporation (the "Company") entered into an agreement to sell one of the office buildings it owns in Greenwich, CT., to Ceruzzi Holdings, LLC, an unaffiliated third party (the "Buyer"). The building to be sold is approximately 38,000 square feet and was originally purchased by the Company in December 2002. The agreed upon sale price is approximately $28.2 million, subject to normal real estate closing adjustments. The Company expects to recognize a gain from the sale which will be reflected in the Company's financial statements in the quarterly period in which the sale is consummated.

The sale is subject to various contingencies, including a due diligence review period by the Buyer which expires on June 10, 2005. The contract may be cancelled by the Buyer prior to June 10, 2005. Completion of the transaction is expected in July 2005, although its final consummation cannot be assured.


Item 7.01     REGULATION FD DISCLOSURES

At March 31, 2005, the Company's accrual for its Supplemental Retirement Plan (the "Supplemental Plan") was $12.1 million. As previously disclosed, the Personnel Committee of the Company is continuing to review the Supplemental Plan and the Company's related liability. In connection with this review, the Company is considering various options, including termination and/or curtailment of the Supplemental Plan. If the Supplemental Plan was terminated, curtailed and/or paid out in a lump sum during 2005 the Company may increase its accrual for the Supplemental Plan by a one-time charge of approximately $3.5 million, subject to the accounting rules relevant to the transaction.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          AMBASE CORPORATION



         By: /s/ John P. Ferrara
             ------------------------------------
                John P. Ferrara
          Vice  President  and  Chief  Financial   Officer  and
          Controller  (Principal   Financial  and Accounting Officer)

          Date: June 3, 2005